AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 2002
                                                    REGISTRATION NO. ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        Dimensional Visions Incorporated
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)


                                   23-2517953
                      (I.R.S. Employer Identification No.)


                        Dimensional Visions Incorporated
                       2301 West Dunlap Avenue, Suite 207
                                Phoenix, AZ 85021
                                 (602) 997-1990
    (Address of Registrant's principal executive offices, including zip code)


                            ADVISOR COMPENSATION PLAN
                            (Full title of the Plan)


                     Prentice Hall Corporation System, Inc.
                                1013 Centre Road
                              Wilmington, DE 19805
                                 (302) 998-0595
            (Name, address and telephone number of agent for service)


                                   COPIES TO:
                               Lynne Bolduc, Esq.
                                OSWALD & YAP, APC
                            16148 Sand Canyon Avenue
                                Irvine, CA 92618

                Approximate Date of Proposed Sale to the Public:
   As soon as practicable after this Registration Statement becomes effective.

                                               CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                              Proposed Maximum      Proposed Maximum
   Title of Securities                      Amount to be     Offering Price per     Aggregate Offering        Amount of
    to be Registered                         Registered            Share                  Price            Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 Par Value(1)            12,000,000            $0.004                 48,000               $12.00
===========================================================================================================================

----------
(1) Consists of 6,000,000 shares of common stock issuable to David W. Keaveney and 6,000,000 shares of common stock issuable to Jason M. Genet for consulting services.
(2) The registration fee is based upon the closing bid price of the Shares as of March 15, 2002, calculated pursuant to Rule 457(c).

         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

         Form S-8 Item Number
             and Caption                                Caption in Prospectus
         --------------------                           ---------------------
1.       Forepart of Registration Statement             Facing Page of Registration
         and Outside Front Cover Page of                Statement and Cover Page of
         Prospectus                                     Prospectus

2.       Inside Front and Outside Back                  Inside Cover Page of Prospectus
         Cover Pages of Prospectus                      and Outside Cover Page of Prospectus

3.       Summary Information, Risk Factors              Not Applicable
         and Ratio of Earnings to Fixed Charges

4.       Use of Proceeds                                Not Applicable

5.       Determination of Offering Price                Not Applicable

6.       Dilution                                       Not Applicable

7.       Selling Security Holders                       Sales by Selling Security Holder

8.       Plan of Distribution                           Cover Page of Prospectus and Sales
                                                        by Selling Security Holder

9.       Description of Securities to be                Description of Securities;
         Registered

10.      Interests of Named Experts and                 Legal Matters
         Counsel

11.      Material Changes                               Not Applicable

12.      Incorporation of Certain Information           Incorporation of Certain
         by Reference                                   Documents by Reference

13.      Disclosure of Commission Position              Indemnification of Directors
         on Indemnification for Securities              and Officers; Undertakings
         Act Liabilities

                              DATED: MARCH 19, 2002

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Registrant incorporates the following documents by reference in the registration statement:

     The Company's Annual Report on Form 10-KSB filed for the fiscal year ended June 30, 2001, the Company's Quarterly Reports on Form 10-QSB filed for the quarters ended September 30, 2001 and December 31, 2001, and the description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2/A dated June 25, 2001.

     All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     The class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Bylaws and the Delaware Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

     The Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

     5 Opinion of Oswald & Yap, APC, consent included, relating to the issuance of the shares of securities pursuant to the Supplement to Multi-Media/Corporate Imaging Agreement, dated March 5, 2002

     10.1 Supplement to Multimedia/Corporate Imaging Agreement, dated March 5, 2002

     23.1 Consent of Oswald & Yap, APC (contained in their opinion set forth as Exhibit 5)

     23.2      Consent of Kopple & Gottlieb, LLP

ITEM 9. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona, on March 18, 2002.


                                  DIMENSIONAL VISIONS INCORPORATED


                                  /s/ John D. McPhilimy
                                  ---------------------------------------------
                                  By:      John D. McPhilimy
                                  Its:     President, Chief Executive Officer,
                                           and Director